Exhibit 99.1

Silverstar Holdings’ Offer to Acquire All of the Shares of Empire Interactive plc Has Been Declared Wholly Unconditional

Transaction Becomes Unconditional with 85% Acceptance

Further Acceptances Are Expected in the Next 14 Days

BOCA RATON, Fla. — (BUSINESS WIRE) — Silverstar Holdings, Ltd. (NASDAQ: SSTR — News) today announced that the offer by its wholly owned UK subsidiary, Silverstar Acquisitions plc, to acquire all of the shares of Empire Interactive plc has been declared wholly unconditional. Silverstar Acquisitions has received valid acceptances of the offer in respect to 85% of Empire’s outstanding shares.

Under the terms of the United Kingdom Takeover Code, Silverstar Acquisitions’ offer will remain open, subject to 14 days notice of closure, during which time the remaining Empire shareholders can tender their stock pursuant to the terms of the offer. Silverstar Acquisitions intends to effect the cancellation of Empire’s listing on AIM. It is anticipated that this delisting will take place on but not before December 20, 2006. Payment in respect of the acceptances of the offer already received will be made on or before December 5, 2006.

Clive Kabatznik, CEO of Silverstar Holdings stated, “We are pleased that the Empire transaction has been declared wholly unconditional. We look forward to building the business to create greater value for our shareholders. In February 2007, we anticipate filing proforma consolidated financial statements with Empire’s results included for the period ended December 31, 2006.”

About Empire Interactive:

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 18 years. The company floated on AIM, part of the London Stock Exchange in July 2000. Headquartered in the UK, Empire Interactive also has offices in the US, Germany, France and Spain. The company develops and publishes a varied range of titles for all current platforms in the US, Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at www.empireinteractive.com.

About Silverstar Holdings:

Silverstar Holdings Ltd. is a publicly traded company (NASDAQ: SSTR — News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. Via its wholly-owned UK subsidiary, Silverstar Acquisitions plc, it recently made a recommended offer to acquire all of the shares of Empire Interactive plc, a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO, 561-479-0040
clive@silverstarholdings.com

or

Alliance Advisors, LLC
Alan Sheinwald, President, 914-244-0062,
asheinwald@allianceadvisors.net